UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900, Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 744-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2016, in connection with the consummation of the previously announced acquisition of Avenue Financial Holdings, Inc. (“Avenue”) by Pinnacle Financial Partners, Inc. (the “Company”), the Employment Agreement (the “Employment Agreement”) entered into by the Company and Pinnacle Bank, the Company’s wholly owned bank subsidiary, with Ronald L. Samuels, the former chairman and chief executive officer of Avenue, became effective. Mr. Samuels will initially serve, pursuant to the Employment Agreement, as the Company’s Vice Chairman.

The Employment Agreement provides for a three-year term. Pursuant to the terms of the Employment Agreement, Mr. Samuels will receive an initial base salary of $424,300 per year and will be eligible to receive an annual bonus as determined by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”).

The Employment Agreement also provides that Mr. Samuels will receive a payment equal to two times his then current base salary and target bonus amount if his employment is terminated by the Company without cause (as defined in the Employment Agreement) or by Mr. Samuels for cause (as defined in the Employment Agreement) within 12 months following a change in control (as defined in the Employment Agreement). In the event that any payments or benefits paid to Mr. Samuels by the Company would subject him to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, any such payments or benefits shall be reduced (but not below zero) to the extent necessary to avoid an excise tax on any portion of such payments or benefits, but only if the net amount of such payments or benefits, as reduced, is greater than or equal to the net amount of such payments or benefits if such reduction were not made and the tax was paid by Mr. Samuels.

If the Company terminates Mr. Samuels without cause or Mr. Samuels terminates his employment for cause, in each case as those terms are defined in the Employment Agreement, the Company shall continue to pay Mr. Samuels his base salary for the then remaining term of the Employment Agreement.

The foregoing description does not purport to be a complete description of the Employment Agreement. The above description is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 1, 2016, the Company consummated its previously announced acquisition of Avenue. Pursuant to the terms of the Agreement and Plan of Merger dated as of January 28, 2016, between the Company and Avenue (the “Merger Agreement”), Avenue merged with and into Pinnacle, with Pinnacle continuing as the surviving corporation (the “Merger”). In connection with the consummation of the Merger and pursuant to the Agreement and Plan of Merger dated as of January 28, 2016, between Pinnacle Bank and Avenue Bank, Avenue’s wholly owned bank subsidiary, Avenue Bank merged with and into Pinnacle Bank, with Pinnacle Bank continuing as the surviving corporation, simultaneously with the consummation of the Merger.

By virtue of the consummation of the Merger, each holder of Avenue common stock issued and outstanding (including shares of restricted stock), subject to certain exceptions, is eligible to receive 0.36 shares of the Company’s common stock and an amount in cash equal to $2.00 for each share of Avenue common stock owned by them at the effective time of the Merger. Cash will be paid in lieu of any fractional shares based on the average closing price of the Company’s common stock for the ten (10)

trading days ending on June 30, 2016, the business day immediately preceding the closing date of the Merger. Additionally, any outstanding options to purchase shares of common stock of Avenue that were not vested were accelerated prior to, but conditioned on the occurrence of, the closing of the Merger and all options that were not exercised prior to the closing of the Merger were cancelled and the holders of any such options will receive an amount in cash equal to the product of (x) the excess, if any, of $20.00 over the exercise price of each such option and (y) the number of shares of Avenue common stock subject to each such option.

As of the consummation of the Merger, Avenue had 10,445,349 shares of common stock issued and outstanding (including shares of restricted stock) and 101,389 outstanding stock options. As a result, the Company is issuing approximately 3.76 million shares of its common stock and paying approximately $20.9 million in cash (including payments related to fractional shares) to the Avenue shareholders and approximately $1.0 million to holders of options to purchase shares of Avenue common stock that were not exercised prior to the consummation of the Merger.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Upon consummation of the Merger, the Company assumed Avenue’s obligations under its outstanding $20.0 million subordinated notes issued on December 29, 2014 (the “Subordinated Notes”). The Subordinated Notes mature on December 29, 2024 and bear interest at a rate of 6.75% per annum until January 1, 2020. Beginning on January 1, 2020, the Subordinated Notes will bear interest at a floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus 495 basis points. Interest on the Subordinated Notes is payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, through December 29, 2024 or the earlier date of redemption of all of the Subordinated Notes.

The Subordinated Notes will be redeemable by the Company, in whole or in part, on or after January 1, 2020 or, in whole but not in part, upon the occurrence of certain specified tax events, capital events or investment company events. The Subordinated Notes are not subject to redemption at the option of the holders.

The foregoing description does not purport to be a complete description of the Subordinated Notes. The above description is qualified in its entirety by reference to the form of Subordinated Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

In connection with the consummation of the Merger, on July 1, 2016, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board approved the election to the Board, effective on July 5, 2016, the first business day following the consummation of the Merger, of each of Ronald L. Samuels, Marty Dickens, Joe Galante and David Ingram, each a member of Avenue’s board of directors prior to the consummation of the Merger, to the Board. None of these individuals have been appointed to a committee of the Company’s Board at this time.

None of Messrs. Samuels, Dickens, Galante and Ingram is a party to any arrangement or understanding with any person pursuant to which he was selected as a member of the Board, except that the elections of Messrs. Samuels and Galante to the Board were contemplated by the Merger Agreement. None of Messrs. Samuels, Dickens, Galante and Ingram is a party to any transaction, or series of transactions, with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Messrs. Dickens, Galante and Ingram each received a grant of 773 shares of restricted stock in connection with their election to the Board, and will be paid a prorata portion of director retainer fees from the date of their election to the Board through February 28, 2017 as well as board and committee meeting attendance fees, in each case as described in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 10, 2016. Thereafter, each will be compensated in accordance with the compensation program applicable to all of the Company’s non-employee directors. Since Mr. Samuels is an employee of the Company, he did not receive a grant of shares of restricted stock in connection with his election to the Board, and will not receive any compensation for his service on the Board for so long as he remains an employee of the Company and Pinnacle Bank.

In connection with his employment by the Company and Pinnacle Bank, Mr. Samuels entered into an employment agreement with the Company and Pinnacle Bank, the terms of which are described above in Item 1.01 of this Current Report on Form 8-K. The disclosure in Item 1.01 of this Current Report on Form 8-K regarding Mr. Samuel’s employment agreement is incorporated herein by reference.

The Compensation Committee approved the grant of $250,000 in value of shares of restricted stock to Mr. Samuels upon the commencement of his employment with the Company. The number of restricted shares granted to Mr. Samuels was determined based on the closing price of the Company’s common stock on July 1, 2016 as reported by The Nasdaq Stock Market. The restricted shares granted to Mr. Samuels contain forfeiture restrictions that lapse in prorata increments (beginning on the date that the Company’s independent registered public accounting firm issues its report on the Company’s financial statements for the fiscal year ending December 31, 2017) if certain return on average tangible assets and nonperforming asset ratio targets are met for the fiscal years ending December 31, 2017, 2018 and 2019. If the performance measures for a performance period are not met, one-third of the restricted shares granted to Mr. Samuels shall be forfeited.

In the event that Mr. Samuels’ employment by the Company terminates for any reason, other than death, disability or retirement, all shares of restricted stock awarded to him for which the forfeiture restrictions have not lapsed prior to the date of termination shall be immediately forfeited. In the event that Mr. Samuels’ employment terminates by reason of death or disability, the forfeiture restrictions on all of the restricted shares awarded to him shall automatically lapse. In the event that Mr. Samuels’ employment terminates by reason of retirement, with the approval of the Compensation Committee, the forfeiture restrictions with respect to that portion of shares that would have vested for the fiscal year his retirement occurs but for the fact that he was not employed for the entire fiscal year shall lapse at the end of such year on a prorata basis based on the number of days Mr. Samuels worked in such year. Any remaining unvested shares of restricted stock upon retirement will be forfeited.

Mr. Samuels has the right to vote the restricted shares and, upon vesting, to receive dividends paid by the Company on shares of its common stock during the forfeiture period.

Upon a change in control of the Company, the Compensation Committee shall determine, based on the performance by the Company in the prior years, the expected performance by the Company in any of the remaining years of the award and the number of shares of restricted stock for which the forfeiture restrictions would be expected to lapse for the years that are not yet completed at such time as the Compensation Committee makes its determination and the forfeiture restrictions with respect to such number of shares of restricted stock shall, immediately prior to the consummation of such change in control, lapse without regard to whether the performance targets with respect to such shares of restricted stock will thereafter be achieved.

The foregoing description does not purport to be a complete description of the restricted shares awarded. The above description is qualified in its entirety by reference to the form of restricted share award agreement for the restricted shares awarded, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, in connection with his employment with the Company and Pinnacle Bank, the Company assumed the Supplemental Executive Retirement Plan Agreement dated as of October 26, 2007, between Mr. Samuels and Avenue Bank (the “SERP Agreement”), and the benefits and obligations thereunder. Under the SERP Agreement, upon Mr. Samuels’ separation from service with the Company or Pinnacle Bank, annual benefits shall be distributed to Mr. Samuels for the greater of (i) 15 years, or (ii) his lifetime, at an amount equal to 60% of the average base salary for the 60 full months immediately preceding such separation from service. These benefits were fully vested effective October 31, 2011. The foregoing description does not purport to be a complete description of the SERP Agreement. The above description is qualified in its entirety by reference to the SERP Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Certificate for Avenue Financial Holdings, Inc. Fixed/Floating Rate Subordinated Note due December 29, 2024

10.1	Employment Agreement, effective July 1, 2016, by and among Pinnacle Financial Partners, Inc., Pinnacle Bank and Ronald L. Samuels

10.2	Form of Pinnacle Financial Partners, Inc. 2016 Restricted Stock Award Agreement

10.3	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Ronald Samuels, dated October 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and Chief Financial Officer

Date: July 7, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Certificate for Avenue Financial Holdings, Inc. Fixed/Floating Rate Subordinated Note due December 29, 2024

10.1	Employment Agreement, effective July 1, 2016, by and among Pinnacle Financial Partners, Inc., Pinnacle Bank and Ronald L. Samuels

10.2	Form of Pinnacle Financial Partners, Inc. 2016 Restricted Stock Award Agreement

10.3	Supplemental Executive Retirement Plan Agreement between Avenue Bank and Ronald Samuels, dated October 26, 2007